                                  EXHIBIT 99.2

  NINTH AMENDMENT TO AMENDED AND RESTATED MEDAPHIS CORPORATION NON-QUALIFIED
                              STOCK OPTION PLAN.

                   NINTH AMENDMENT TO AMENDED AND RESTATED
                             MEDAPHIS CORPORATION
                       NON-QUALIFIED STOCK OPTION PLAN


        THIS AMENDMENT is effective as of August 24, 1995, and is made by MEDAPHIS CORPORATION, a corporation organized and doing business under the laws of the State of Delaware (the "Company").


                             W I T N E S S E T H


        WHEREAS, the Company has previously adopted the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan (the "Plan");

        WHEREAS, the First Amendment to the Plan, which increased the number of shares available for grant, became effective on January 30, 1992;

        WHEREAS, the Second Amendment to the Plan, which formally allowed the Committee authorized to administer the Plan, upon the exercise of an option by an optionee, to withhold amounts necessary to satisfy state and federal tax withholding requirements applicable to such exercise, became effective on August 5, 1992;

        WHEREAS, the Third Amendment to the Plan, which increased the number of shares available for grant thereunder and provided that future options be granted at a price not less than fair market value as of the date of grant, became effective on April 29, 1993;

        WHEREAS, the Fourth Amendment to the Plan, which effected certain changes to the Plan designed to preserve the Company's ability to account for certain transactions under the "pooling of interests" accounting method, became effective on July 22, 1993;

        WHEREAS, the Fifth Amendment to the Plan, which permitted the options granted pursuant to the Plan to be transferable by the optionee only by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, became effective on December 15, 1993;

        WHEREAS, the Sixth Amendment to the Plan, which increased the number of shares available for grant, became effective on April 27, 1994;

        WHEREAS, the Seventh Amendment to the Plan, which increased the number of shares available for grant, became effective on April 27, 1995;

        WHEREAS, the Eighth Amendment to the Plan, which increased the number of shares available for grant and limited the maximum number of options available for grant to any one individual, became effective on May 1, 1996; and

        WHEREAS, the disinterested members of the Board of Directors of the Company have authorized an amendment to the Plan to (1) allow the committee authorized to administer the Plan to amend the Plan without the approval of the stockholders of the Company if such amendment would not alter the rights of any participant under the Plan who is subject to Rule 16b-3 of the Securities and Exchange Act of 1934, as amended, and (2) allow the committee authorized to administer the Plan to adjust the time periods set forth in Section 5(f) of the Plan.

        NOW, THEREFORE, BE IT RESOLVED, that Section 8 of the Plan is hereby amended by deleting Section 8 of the Plan in its entirety, and replacing it with the following:

        8.      AMENDMENT OF THE PLAN.  The Plan may be amended by the
Committee from time to time to the extent that the Committee deems necessary or appropriate except that the Committee shall not amend the Plan, absent the approval of the stockholders of the Company (a) to materially increase (within the meaning of Rule 16b-3) the benefits accruing to participants under the Plan, (b) to materially increase (within the meaning of Rule 16b-3) the number of securities which may be issued under the Plan, or (c) to materially modify (within the meaning of Rule 16b-3) the requirements as to eligibility for participation in the Plan; provided, however, that if the amendment would not alter the rights of any participant under the Plan who is subject to Rule
16b-3, then the Committee may approve such amendment without obtaining the approval of the stockholders of the Company; and provided, further, however, the Committee shall have the authority, for any employee who is not subject to Rule 16b-3, to modify the three (3) and six (6) month time periods set forth in
Section 5(f) of the Plan without obtaining the approval of the stockholders of the Company.

        Except as specifically amended by this Ninth Amendment, the Plan shall remain in full force and effect as prior to this Ninth Amendment.

        IN WITNESS WHEREOF, the Company has caused this Ninth Amendment to be executed on the day and year first above written.


                                        MEDAPHIS CORPORATION



                                        By: /s/ Michael R. Cote
                                            ----------------------------------
                                            Michael R. Cote
                                            Senior Vice President, Finance and
                                            Chief Financial Officer

ATTEST:


By: /s/ William R. Spalding
    -------------------------------------
    William R. Spalding
    Senior Vice President, Administration
    and General Counsel

    [Corporate Seal]




                                     -2-